Exhibit 21.1

SUBSIDIARIES OF VIA NET.WORKS, INC.

CORPORATE STRUCTURE AS OF DECEMBER 31, 2004

The following table indicates the name, subsidiary relationships and jurisdiction of formation of VIA NET.WORKS, Inc. direct and indirect subsidiaries.

Jurisdiction of
Name			Formation

1. VIA NET.WORKS NY Corp			New York
2. VIA NET.WORKS Holdco, Inc.			Delaware
A.	AMEN S.A.S.		France
B.	AMEN Ltd.		UK
C.	AMEN S.L. (100%)		Spain
D.	PSINET		Netherlands
	1.	PSINET Unix Support	Netherlands
E.	PSINET Belgium BVBA/SPRL		Belgium
F.	PSINET Germany GmbH		Germany
G.	PSINET Datacenter Germany GmbH		Germany
3. VIA NET.WORKS Europe Holding B.V.			Netherlands
A.	AMEN NEDERLAND B.V		Netherlands
B.	VIA NET.WORKS Nederland B.V.		Netherlands
C.	bART Holding B.V.		Netherlands
	1.	Home Vision B.V.	Netherlands
	2.	Xenovic B.V.	Netherlands
		(a) bART Noord Nederland	Netherlands
		(b) bART Midden Nederland	Netherlands
		(c) Arameta B.V.	Netherlands
D.	VIA NET.WORKS Portugal		Portugal
	1.	AMEN Portugal	Portugal
	2.	Expobyte Conferencias e Esposicoes S.A.	Portugal
	3.	Surftrade Portugal	Portugal
E.	VIA NET.WORKS Espana, S.L.		Spain
F.	VIA NET.WORKS IRUCo. Ltd		Ireland
G.	VIA NET.WORKS Deutschland GmbH		Germany
I .	VIA NET.WORKS Holdco Italy S.R.L.		Italy
J.	VIA NET.WORKS France Holding S.A.S.		France
	1.	PSINET France Sarl	France
	2.	VIA NET.WORKS France S.A.	France
K.	VIA NET.WORKS (Schweiz) AG		Switzerland
	1.	PSINET Switzerland Sarl	Switzerland
L.	VIA NET.WORKS Express B.V.		Netherlands
M.	VIA NET.WORKS UK Holding Ltd.		UK
	1.	VIA NET.WORKS Jersey Ltd	Jersey
	2.	VIA NET.WORKS Italia Holdco	Italy
N.	VIA NET.WORKS Deutsche Holding GmbH		Germany
4. VIA NET.WORKS USA, Inc.			Georgia
5. Surftrade U.S.A., Inc			Delaware
A	SurfTrade Ltda (Brasil)		Brasil